Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form F-3 of Diageo plc (No. 333-224340), Diageo Capital plc (No. 333-224340-01) and Diageo Investment Corporation (No. 333-224340-02) and Form S-8 of Diageo plc (No. 333-223071, 333-153481, 333-154338, 333-162490, 333-169934, 333-182315, 333-206290) of our report dated 5 August 2019 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 20-F. We also consent to the reference to us under the heading “Historical Information”.

/s/ PricewaterhouseCoopers LLP
London, United Kingdom
5 August 2019